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                                                           OMB APPROVAL
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                                                  OMB Number           3235-0287
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
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              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Response)
================================================================================
1. Name and Address of Reporting Person(*)

   GE CAPITAL EQUITY INVESTMENTS, INC.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   120 LONG RIDGE ROAD
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                                    (Street)

   STAMFORD             CONNECTICUT             06927
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   HEALTHGATE DATA CORP. (HGAT)
================================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   1/00

   See attached explanation
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [   ]   Form filed by One Reporting Person
   [ X ]   Form filed by More than One Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

COMMON STOCK                          1/31/00        P        V      340,909     A      $11.00   2,506,456      D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

*    If the form is filed by more than one reporting person, see Instruction
     4(b)(v).

POTENTIAL PERSON WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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
Explanation of Responses:

     THIS FORM IS FILED BY GE CAPITAL EQUITY INVESTMENTS, INC. ("GE EQUITY") FOR AND ON BEHALF OF ITSELF, GENERAL ELECTRIC CAPITAL CORPORATION ("GE CAPITAL"), GENERAL ELECTRIC CAPITAL SERVICES, INC. ("GECS") AND GENERAL ELECTRIC COMPANY ("GE") (COLLECTIVELY, THE "REPORTING PERSONS"). GE EQUITY IS A WHOLLY-OWNED SUBSIDIARY OF GE CAPITAL; GE CAPITAL IS A SUBSIDIARY OF GECS; AND GECS IS WHOLLY-OWNED SUBSIDIARY OF GE. GE EQUITY AND ITS AFFILIATES, GE CAPITAL, GE AND GECS MAY BE DEEMED TO CONSTITUTE A "GROUP" AS SUCH TERM IS DEFINED FOR PURPOSES OF SECTION 13(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO HOLDINGS OF EQUITY SECURITIES OF THE ISSUER. HOWEVER, NONE OF THE REPORTING PERSONS AFFIRMS THE EXISTENCE OF A "GROUP" FOR SUCH PURPOSES, AND THIS FORM SHOULD NOT BE CONSTRUED AS AN ADMISSION THAT ANY REPORTING PERSON IS THE BENEFICIAL OWNER OF ANY SECURITIES OTHER THAN THOSE EXPRESSLY INDICATED ON THIS FORM. GECS DISCLAIMS BENEFICIAL OWNERSHIP OF THE SECURITIES REPORTED HEREIN. GE DISCLAIMS BENEFICIAL OWNERSHIP OF THE SECURITIES REPORTED HEREIN, EXCEPT FOR THOSE SECURITIES IT HOLDS DIRECTLY.


GE CAPITAL EQUITY INVESTMENTS, INC.

By:  /s/ Michael E. Pralle                                       2/9/00
  --------------------------------------------           -----------------------
  Michael E. Pralle, President/General Manager                    Date

Joint Filer Information
-----------------------

Name:     General Electric Company

Address:  3135 Easton Turnpike
          Fairfield, Connecticut 06431

Designated Filer:   GE Capital Equity Investments, Inc.

Issuer & Ticker Symbol:  Healthgate Data Corp. ("HGAT")

Statement for Month/Year: January/2000

Signature:

GENERAL ELECTRIC COMPANY


By:  /s/ Michael E. Pralle
   ----------------------------
   Name:  Michael E. Pralle
   Title: Attorney-in-Fact*

* Power of attorney attached hereto as Exhibit 1.

Joint Filer Information
-----------------------

Name:     General Electric Capital Corporation

Address:  260 Long Ridge Road
          Stamford, Connecticut 06297

Designated Filer:  GE Capital Equity Investments, Inc.

Issuer & Ticker Symbol:  Healthgate Data Corp. ("HGAT")

Statement for Month/Year: January/2000

Signature:

GENERAL ELECTRIC CAPITAL CORPORATION

By:  /s/ Michael E. Pralle
   ----------------------------
   Name:  Michael E. Pralle
   Title: Vice President

Joint Filer Information
-----------------------

Name:     General Electric Capital Services, Inc.

Address:  260 Long Ridge Road
          Stamford, Connecticut 06297

Designated Filer:  GE Capital Equity Investments, Inc.

Issuer & Ticker Symbol:  Healthgate Data Corp. ("HGAT")

Statement for Month/Year: January/2000

Signature:

GENERAL ELECTRIC CAPITAL SERVICES, INC.

By:  /s/ Michael E. Pralle
   ----------------------------
   Name:  Michael E. Pralle
   Title: Attorney-in-Fact*

*  Power of attorney attached hereto as Exhibit 1.

Joint Filer Information
-----------------------

Name:     GE Capital Equity Investments, Inc.

Address:  120 Long Ridge Road
          Stamford, Connecticut 06297

Designated Filer:  GE Capital Equity Investments, Inc.

Issuer & Ticker Symbol:  Healthgate Data Corp. ("HGAT")

Statement for Month/Year: January/2000

Signature:

GE CAPITAL EQUITY INVESTMENTS, INC.

By:  /s/ Michael E. Pralle
   ----------------------------
   Name:  Michael E. Pralle
   Title: President/General Manager